Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629

PHONE 937-596-6849 • FAX 937-596-6539

NEWS RELEASE

Date:	September 28, 2011
Contact:	Peter B. Orthwein or Richard E. Riegel

THOR ANNOUNCES SALES, NET INCOME, E.P.S. FOR FOURTH QUARTER, YEAR

Thor Industries, Inc. (NYSE:THO) announced results for the fourth quarter and year ended July 31, 2011. Sales for the quarter were $770,538,000, up 16% from $663,788,000 last year. Net income for the quarter was $36,889,000, compared with $40,600,000 last year. Basic earnings per share (E.P.S.) for the quarter were 66¢ versus 78¢ last year.

Sales for the year were $2,755,508,000, up 21% from $2,276,557,000 last year. Net income for the year was $106,273,000, compared with $110,064,000 last year. Basic E.P.S. for the year were $1.92 versus $2.08 last year.

Total RV sales for the quarter were $653,971,000, up 16% from $563,658,000 last year. Towable RV sales for the quarter were $565,534,000, up 21% from $465,749,000 last year. Motorized RV sales for the quarter were $88,437,000, down 10% from $97,909,000 last year. Total RV sales for the year were $2,340,442,000, up 27% from $1,848,549,000 last year. Towable RV sales for the year were $1,977,416,000, up 27% from $1,556,591,000 last year. Towable RV sales in both the quarter and the year include Heartland RV, since its acquisition on September 16, 2010. Motorized RV sales for the year were $363,026,000, up 24% from $291,958,000 last year. Bus segment sales for the quarter, including buses and ambulances, were $116,567,000, up 16% from $100,130,000 last year. Bus segment sales for the year were $415,066,000, compared with $428,008,000 last year.

Total RV income before tax for the quarter was $53,974,000, compared with $57,779,000 last year. Towable RV income before tax for the quarter was $50,322,000, down 4% from $52,207,000 last year. Motorized RV income before tax for the quarter was $3,652,000, compared with $5,572,000 last year. Total RV income before tax for the year was $159,138,000, up 2% from $156,232,000 last year. Towable RV income before tax for the year was $146,361,000, up 1% from $145,604,000 last year. Motorized RV income before tax for the year was $12,777,000, up 20% from $10,628,000 last year. Bus segment income before tax for the quarter was $4,268,000, compared with $6,149,000 last year and was $21,951,000 for the year, compared with $29,904,000 last year.

“Thor delivered solid results in both the fourth quarter and its fiscal year amidst challenging market conditions in both the RV and Bus businesses,” said Peter B. Orthwein, Thor Chairman. “We look to RV retail sales to pull through wholesale shipments in the year ahead, and to improving conditions in the 2012 public transportation market to fuel better bus sales ahead for Thor. Thor’s RV open house in Elkhart, Indiana last week was a success, with dealers optimistic and ordering. Dealer response to our new RV product lines is very positive. Likewise, Thor’s new low-floor cutaway bus products received favorable reviews at the recent BusCon convention in Chicago. I believe that Thor is well positioned to perform in both of our businesses this fiscal year,” Mr. Orthwein added.

Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, fuel prices, lower consumer confidence and the level of discretionary consumer spending, interest rate increases, restrictive lending practices, increased material and component costs, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2011. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.

STATEMENT OF INCOME FOR THE 3 AND 12 MONTHS ENDED JULY 31, 2011 and 2010

($000 except per share)

	3 MONTHS ENDED JULY 31, (unaudited)				12 MONTHS ENDED JULY 31,
	2011	% Net Sales	2010	% Net Sales	2011	% Net Sales	2010	% Net Sales
Net sales	$770,538		$663,788		$2,755,508		$2,276,557
Gross profit	$100,430	13.0%	$94,820	14.3%	$333,135	12.1%	$307,086	13.5%
Selling, general and administrative	$44,839	5.8%	$38,729	5.8%	$180,858	6.6%	$147,407	6.5%
Amortization of intangibles	$2,964	0.4%	$190	0.0%	$10,262	0.4%	$510	0.0%
Impairment of trademarks	$—	0.0%	$—	0.0%	$3,466	0.1%	$500	0.0%
Interest income (net)	$900	0.1%	$1,198	0.2%	$3,698	0.1%	$5,120	0.2%
Gain on involuntary conversion	$766	0.1%	$5,310	0.8%	$9,417	0.3%	$7,593	0.3%
Other income (expense)	$(151)	0.0%	$273	0.0%	$963	0.0%	$11	0.0%

Income before taxes	$54,142	7.0%	$62,682	9.4%	$152,627	5.5%	$171,393	7.5%
Taxes	$17,253	2.2%	$22,082	3.3%	$46,354	1.7%	$61,329	2.7%

Net income	$36,889	4.8%	$40,600	6.1%	$106,273	3.9%	$110,064	4.8%

E.P.S. - basic	$0.66		$0.78		$1.92		$2.08
E.P.S. - diluted	$0.66		$0.77		$1.92		$2.07
Avg. common shares outstanding-basic	55,840,010		51,461,510		55,271,340		53,019,008
Avg. common shares outstanding-diluted	55,932,770		51,561,910		55,373,641		53,119,364

SUMMARY BALANCE SHEETS - JULY 31, ($000)

	2011	2010		2011	2010
Cash and cash equivalents	$215,435	$247,751	Current liabilities	$278,598	$256,764
Accounts receivable	169,493	165,399	Other liabilities	83,198	50,031
Inventories	184,498	142,680	Stockholders’ equity	836,274	657,278
Deferred income tax and other	54,341	45,940

Total current assets	623,767	601,770
Fixed assets	168,214	139,180
Long term investments	2,042	5,327
Goodwill	244,452	150,901
Other intangible assets	125,255	20,664
Other assets	34,340	46,231

Total	$1,198,070	$964,073	Total	$1,198,070	$964,073